Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BellRing Brands, Inc. of our report dated April 5, 2019, relating to the financial statements of Active Nutrition (the combination of Premier Nutrition Corporation, Dymatize Enterprises, LLC and Active Nutrition International GmbH of Post Holdings, Inc.), which appears in BellRing Brands, Inc.'s prospectus dated October 16, 2019, filed with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-233867).

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
October 22, 2019